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                                                               Exhibit 99





                                           Contact:  Layne Christensen Company
                                                     Jerry W. Fanska, CFO
                                                     (913) 677-6858






MISSION WOODS, KS--July 29, 1997--Layne Christensen Company (NASDAQ/NMS:
LAYN) announced today the completion of its previously announced tender offer for all of the outstanding capital stock of Stanley Mining Services Limited ("Stanley"), a publicly traded Australian company. As of July 7,1997, the close of the tender offer period, 98% of the Stanley shares had been tendered. Layne Christensen Company has commenced the appropriate procedures to purchase the remaining Stanley shares at the tender offer share price which will result in Stanley becoming 100% owned by the Company.

The purchase price of the cash tender offer is approximately $51,666,000. The transaction is being financed through a $100,000,000 reducing revolving credit facility which will also be used to refinance the Company's existing indebtedness and for other general corporate purposes. Stanley is a leading mineral exploration drilling company whose primary areas of activity are Australia and West Africa.

Andrew B. Schmitt, President and CEO of Layne Christensen stated, "Stanley provides us the means to accelerate the expansion of our international mineral exploration products and service business as we look to capitalize on the many opportunities the acquisition presents."

Layne Christensen Company is a provider of water well drilling, well and pump repair and maintenance, mineral exploration drilling and environmental drilling services. The Company also manufactures and markets a wide range of equipment used by drilling contractors.